Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 29, 2005, with respect to the financial statements of BPG/CGV Hotel Partners IX LLC for the year ended December 31, 2004, incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of Eagle Hospitality Properties Trust, Inc. for the registration of 677,485 shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 30, 2006